EXHIBIT 99.1

Contact:	Julie Wood 510-597-6505

FOR IMMEDIATE RELEASE

ONYX PHARMACEUTICALS REPORTS

FOURTH QUARTER AND YEAR-END 2004 FINANCIAL RESULTS

EMERYVILLE, CALIF. March 3, 2005 — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today reported a net loss of $14.1 million, or $0.40 per share, for the fourth quarter ended December 31, 2004 compared to a net loss of $11.8 million, or $0.40 per share, for the same period last year. The net loss for the fourth quarter of 2004 reflects the continued, and growing, investment in BAY 43-9006, an anticancer compound that Onyx is codeveloping with Bayer Pharmaceuticals Corporation.

“During 2004, Onyx, with our collaborator Bayer, made significant progress in advancing the clinical development of BAY 43-9006,” said Hollings C. Renton, the company’s President and Chief Executive Officer. “In addition to enrolling the majority of patients in our Phase III kidney cancer trial, we selected two additional Phase III indications – metastatic melanoma and liver cancer, and we plan to begin pivotal studies in these tumor types shortly.

Mr. Renton continued, “During the year we also presented clinical data from a variety of studies suggesting that BAY 43-9006 may be broadly combinable with a number of other anticancer agents. Approximately 2,000 patients have received BAY 43-9006 to date, and we are continuing to expand both the number of company-sponsored studies and those sponsored under the auspices of the National Cancer Institute. Given this broad clinical development plan, as well as our precommercial marketing activities, we currently anticipate a 2005 net loss ranging from $75 to $85 million.”

For the quarter ended December 31, 2004, Onyx reported revenue of $500,000. The company recognized no revenue for the quarter ended December 31, 2003. The 2004 revenue represented a milestone payment from Warner-Lambert Company, a subsidiary of Pfizer Inc, for initiating Phase I clinical testing of PD 332991, an oral CDK4 inhibitor that resulted from a collaboration with Onyx.

Total operating expenses were $15.6 million in the fourth quarter of 2004 as compared to $12.1 million during the same period in the prior year. The $3.5 million increase was primarily due to clinical development and marketing expenses associated with BAY 43-9006, as well as to higher general and administrative costs, reflecting investments needed to support the company’s ongoing growth.

Research and development costs were $10.2 million in the fourth quarter of 2004 compared to $7.6 million in the fourth quarter of 2003. The increase was primarily due to the expanding scope of the clinical development program for BAY 43-9006. Marketing costs were $2.8 million in the fourth quarter of 2004 as compared to $884,000 in the fourth quarter of 2003. This resulted from a greater number of precommercial marketing activities associated with BAY 43-9006. General and administrative costs were $2.7 million in the fourth quarter of 2004 as compared to $2.2 million in the fourth quarter of 2003. The increase was due to consulting expenses related to information systems and costs associated with satisfying the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The company recorded no restructuring charges in the fourth quarter of 2004 as compared to $1.4 million in the same period in the prior year. The restructuring charges were related to the discontinuation of the company’s therapeutic virus program in 2003.

As of December 31, 2004, the company had cash, cash equivalents, and marketable securities of $209.6 million as compared to $105.4 million at December 31, 2003. The increase was the result of a public offering completed in

February 2004, which contributed net proceeds of $148.3 million to Onyx, partially offset by cash used in operations during the fiscal year.

Full-year Results
For the year ended December 31, 2004, the company reported a net loss of $46.6 million, or $1.36 per share, compared with a net loss of $45.0 million, or $1.73 per share, for 2003. The company recorded revenue of $500,000 in 2004 and no revenue in 2003. Operating expenses in 2004 were $50.3 million as compared to $45.5 million in 2003.

Conference Call with Management Today
Onyx’s management will host a teleconference and webcast discussing the company’s fourth quarter and twelve-month 2004 financial results. The event will be held today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Interested parties may access the live webcast at: http://phx.corporate-ir.net/playerlink.zhtml?c=112065&s=wm&e=1011241 or by dialing 617-614-3670 and using the passcode 37731924. A replay of the presentation will be available on the Onyx website, or by dialing 617-801-6888 and using the pass code 70845601 approximately one hour after the teleconference concludes. The replay will be available through April 3, 2005.

Onyx Pharmaceuticals is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its collaborators, the company is developing small molecule drugs, including BAY 43-9006 with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s website at www.onyx-pharm.com.

This press release contains forward-looking statements regarding expectations about the development of BAY 43-9006 and our anticipated net loss for 2005. These forward-looking statements involve a number of risks and uncertainties that could cause actual events to differ from the company’s expectations. These risks are addressed in the company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K filed on March 15, 2004 and its Quarterly Reports on Form 10-Q.

(see attached tables)

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ONYX PHARMACEUTICALS, INC.
SUMMARY FINANCIAL INFORMATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Total revenue	$500	$—	$500	$—
Operating expenses:
Research and development	10,163	7,589	35,816	32,059
Marketing	2,785	884	5,404	1,388
General and administrative	2,667	2,210	8,818	6,551
Restructuring	—	1,385	258	5,530

Total operating expenses	15,615	12,068	50,296	45,528

Loss from operations	(15,115)	(12,068)	(49,796)	(45,528)
Interest income, net	1,034	272	3,164	834
Other expense	—	—	—	(275)

Net loss	$(14,081)	$(11,796)	$(46,632)	$(44,969)

Basic and diluted net loss per share	$(0.40)	$(0.40)	$(1.36)	$(1.73)

Shares used in computing basic and diluted net loss per share	35,170	29,400	34,342	25,953

CONDENSED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2004	2003
	(unaudited)	(1)
Assets
Cash, cash equivalents and marketable securities	$209,624	$105,400
Other current assets	3,807	3,045

Total current assets	213,431	108,445
Property and equipment, net	1,623	285
Other assets	492	408

Total assets	$215,546	$109,138

Liabilities and stockholders’ equity Current liabilities	$15,434	$15,619
Advance from collaboration partner	20,000	20,000
Stockholders’ equity	180,112	73,519

Total liabilities and stockholders’ equity	$215,546	$109,138

(1) Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.